As filed with the Securities and Exchange Commission on August 20, 1999

                                                Registration No. 333-__________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              MIDISOFT CORPORATION
             (Exact name of registrant as specified in its charter)

         Washington                                     91-1345532
(State or Other Jurisdiction of           (I.R.S. Employer Identification No.)
 Incorporation or Organization)

                        1605 NW Sammamish Road, Suite 205
                           Issaquah, Washington 98027
                                 (425) 391-3610

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            -------------------------

   Midisoft Corporation                            Midisoft Corporation
  1999 Stock Option Plan                   1998 Nonstatutory Stock Option Plan
                              Midisoft Corporation
                        1989 Incentive Stock Option Plan

                            -------------------------

                     Gary M. Cully, Chief Financial Officer
                        1605 NW Sammamish Road, Suite 205
                           Issaquah, Washington 98027
                                 (425) 391-3610

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            -------------------------

                         CALCULATION OF REGISTRATION FEE
==================== ================= ===================== ==================
                                       Proposed Maximum
Title of Securities  Amount to be      Aggregate Amount of
to Be Registered     Registered (1)    Offering Price (2)    Registration Fee
-------------------- ----------------- --------------------- ------------------

Common Stock         2,976,250 shares  $5,784,749            $1,608.16
==================== ================= ===================== ==================

(1) Plus (i) an indeterminate number of shares of Common Stock that may become issuable under the Plans as a result of the adjustment provisions therein, and (ii) if any interests in the Plans constitute separate securities required to be registered under the Securities Act of 1933, then, pursuant to Rule 416(c), an indeterminate amount of such interests to be offered or sold pursuant to the Plans.

(2) Computed pursuant to Rules 457(c) and 457(h) based on (i) an aggregate offering price of $559,749 for the 476,250 shares issuable upon exercise of outstanding options granted under the 1989 Incentive Stock Option Plan on or prior to the date hereof; and (ii) an offering price of $2.09 per share (the average of the high and low closing prices reported by the OTC Bulletin Board on August 17, 1999) for the 2,500,000 shares issuable upon exercise of options to be granted under the 1999 Stock Option Plan and the 1998 Nonstatutory Stock Option Plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

         The following documents are incorporated in this Registration Statement by reference:

                  1. The Registrant's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1998, filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

                  2. All other reports filed by the Registrant with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1998; and

                  3. The description of the Registrant's Common Stock set forth in the Registration Statement on Form 8-A filed by the Registrant with the Securities and Exchange Commission on August 2, 1993 under Section 12(g) of the Exchange Act.

         All documents filed by the Registrant with the Securities and Exchange Commission after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents.

         Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         Not required.

Item 5.  Interests of Named Experts and Counsel

         None.

Item 6.  Indemnification of Directors and Officers

         Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Article VIII of the Registrant's Articles of Incorporation provide for indemnification of the Registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to one or more liability insurance policies maintained by the Registrant for such purpose. The Registrant currently maintains a policy of directors' and officers' liability insurance with an aggregate coverage limit of $2,000,000.

         Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VII of the Registrant's Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Registrant and its shareholders.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

        Exhibit
        Number    Description
        5         Opinion of Graham & James LLP/Riddell Williams P.S.
        23.1      Consent of Graham & James LLP/Riddell Williams P.S.
                   (included in Exhibit 5)
        23.2      Consent of PricewaterhouseCoopers LLP, Independent Accountants
        24        Powers of Attorney (included on signature page)

Item 9.  Undertakings

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i)  To include any prospectus required by Section 10
         (a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii)  To  include  any  material   information  with
         respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the  requirements  of the  Securities  Act of 1933,  the  Registrant
certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on August 20, 1999.

                                      MIDISOFT CORPORATION


                                      By  /s/ Larry D. Foster
                                      Larry D. Foster, Chairman of the Board,
                                      President and Chief Executive Officer

                                POWER OF ATTORNEY

Each person whose signature appears below hereby  constitutes and appoints Larry
D. Foster, Gary M. Cully and Marsha Murry, and each of them severally, such person's true and lawful attorneys-in-fact and agents, with full power to act without the other and with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, any and all amendments and post-effective amendments to this Registration Statement, any and all supplements hereto, and any and all other instruments necessary or incidental in connection herewith, and to file the same with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.
    Signature                       Title                             Date

/s/ Larry D. Foster     Chairman of the Board, President and    August 20, 1999
Larry D. Foster         Chief Executive Officer (Principal
                        Executive Officer)

/s/ Gary M. Cully       Vice President, Finance and Chief       August 20, 1999
Gary M. Cully           Financial Officer (Principal
                        Financial and Accounting Officer)

/s/ Marsha Murry        Director and Secretary                  August 20, 1999
Marsha Murry

/s/ John H. Bauer       Director                                August 20, 1999
John H. Bauer

/s/ Robert M. Orbach    Director                                August 20, 1999
Robert M. Orbach

/s/ J. Larry Smart      Director                                August 20, 1999
J. Larry Smart

                               EXHIBIT INDEX

Exhibit
Number         Description
5              Opinion of Graham & James LLP/Riddell Williams P.S.
23.2           Consent of PricewaterhouseCoopers, LLP, Independent Accountants

August 20, 1999
Midisoft Corporation
Suite 205
1605 NW Sammamish Road
Issaquah, Washington  98027

Re:    Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Midisoft Corporation, a Washington corporation (the "Company"), in connection with the preparation of its Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which the Company will file with the Securities and Exchange Commission, with respect to an aggregate of 2,976,250 shares of Common Stock of the Company (the "Shares") issuable upon exercise of options granted or to be granted under the Company's 1989 Incentive Stock Option Plan, 1998 Nonstatutory Stock Option Plan and 1999 Stock Option Plan (the "Plans").

We have examined the Registration Statement and such other documents and records as we have deemed relevant and necessary for the purpose of this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Shares issuable under the Plans will, upon due execution by the Company and the registration by its registrar of the certificates for the Shares and issuance thereof by the Company and receipt by the Company of the consideration therefor in accordance with the terms of the Plans, be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/  F. Woodruff

Frank C. Woodruff
         of
GRAHAM & JAMES LLP/RIDDELL WILLIAMS P.S.

         Consent of PricewaterhouseCoopers, LLP, Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 14, 1999, relating to the financial statements and schedules, which appears in Midisoft Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1998.


/s/    PRICEWATERHOUSECOOPERS, LLP

Seattle, Washington
August 19, 1999